Exhibit (j)

4601 DTC BOULEVARD • SUITE 700 DENVER, COLORADO 80237 TELEPHONE: (303) 753-1959 FAX: (303) 753-0338 www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

 We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of Viridi Bitcoin Miners ETF (“RIGZ”) (a “Fund”), of our report dated July 29, 2022 relating to the statement of assets and liabilities, including the schedule of investments as of May 31, 2022, and the related statements of operations, changes in net assets, and financial highlights for the period from July 20, 2021 (commencement of operations) through May 31, 2022, and the related notes and schedules and to the reference to our Firm as the Fund’s “independent registered public accounting firm”.

Denver, Colorado

September 28, 2022